Exhibit 15.1
Calling of an Ordinary Meeting of Shareholders*
The Board of Directors of “Telvent GIT, S.A.” calls an   Ordinary Meeting of Shareholders that will be held at the Company’s corporate headquarters located in Alcobendas (Madrid) at calle Valgrande, 6 on May 24, 2010, at 6:30 p.m., local time, on first call and, as the case may be, the next day in the same place and at the same time, on second call, in accordance with the following:
Agenda

First.-	To approve the convertibility of the Company´s notes that are exchangeable for shares, issued for an amount of two hundred million dollars (US $200,000,000) equivalent to one hundred forty nine million two hundred and sixty thousand euros (€149,260,000), in accordance with the matters approved at the Extraordinary Meeting of Shareholders on March 16, 2010, by virtue of an Board of Directors decision dated, March 29, 2010, to allow the Company to attend the requests of exchange through the delivery of new shares of the Company. To totally exclude the shareholders pre-emptive subscription right. To increase capital by the amount required to attend to the conversion of the notes, initially envisaged of seventeen million six hundred thousand euro (€17,600,000), subject to amendments on the basis of the terms and conditions of the notes.

Delegation of powers to the Board of Directors to execute these resolutions, including powers to sub-delegate.

Second.-	Examination and approval, as the case may be, of the Annual Accounts and the Management Report of the Company and of its Consolidated Group, corresponding to the financial year 2009, as well as the Consolidated Financial Statements in accordance with United States GAAP for the financial year 2009.

Third.-	Examination and approval, as the case may be, of the proposed distribution of the Company’s net income for financial year 2009.

Fourth.-	Examination and approval, as the case may be, of the management of the Board of Directors in 2009.

Fifth.-	Examination and approval, as the case may be, of the Board of Directors’ compensation for 2009.

Sixth.-	Re-election or appointment, as the case may be, of the Auditor for the Company and its Consolidated Group for 2010.

Seventh.-	Authorize the Board of Directors with express powers of substitution, to interprete, amend, complement, execute, registration, substitution of powers and adaptation of the agreements to be adopted by the shareholders at this meeting.

Eighth.-	Approval, as the case may be, of the minutes of this meeting as may be required by law.
Shareholders of record as of May 17, 2010 are entitled to attend and vote on the matters set forth above. From the date of publication of this notice, the shareholders shall be entitled to obtain, immediately and free of charge, the documentation which is to be presented at the Ordinary Shareholders’ Meeting, the full text of the resolutions, the Board of Directors´ and Auditor’s reports and the rest of documents necessary to approve the resolutions set forth in the agenda that require the aforesaid reports. Likewise, all shareholders have the right to be informed in accordance with Article 112 of the Spanish Corporation Law and exercise the right in accordance with Article 97.3 of the Spanish Corporation Law.
Shareholders of the Company are permitted to attend the meeting and may vote in person or by proxy in accordance with the Company’s Rules of Procedures of the General Meeting of Shareholders, which can be viewed at http://www.telvent.com/en/investor/corporate_governance/internal-norms.cfm
A proxy card for voting may be found on our website:
http://www.telvent.com/en/investor/corporate_governance/shareholder-meetings.cfm
Proxy cards should be delivered to the Company to the attention of the Secretary to the Board of Directors.
Note: Shareholders are advised that based on experience in previous years, the Ordinary Shareholders Meeting may foreseeably be held on first call at 6:30 p.m, on May 24, 2010.
In Madrid, on April 23, 2010.

The Secretary to the Board of Directors
Lidia García Páez

*	English translation of notice published in Spain on April 23, 2010